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Exhibit 99.1

                              CAUTIONARY STATEMENT

The Tracker Corporation of America, Inc. ("Tracker" or the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "Act"). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from those projected in such forward- looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement. The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those which might be projected, forecast, estimated or budgeted by the Company in such forward-looking statement or statements:

UNCERTAINTY OF MARKET ACCEPTANCE

The Company's future success is entirely dependent upon the successful development, commercialization and market acceptance of the Tracker(TM) System, the complete efficacy of which has not yet been demonstrated.


LACK OF PUBLIC ACCEPTANCE OF THE COMPANY'S SERVICES

      The Company's initial marketing efforts, which focused primarily on consumer applications for The Tracker(TM) System, were not successful. Penetrating other markets that will respond more favorably to the Company's products and services will present marketing and financial challenges for the Company. There can be no assurance that the Company will gain a significant level of commercial acceptance of its products and services in other markets.


HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES

The Company has generated only modest revenue and has sustained significant operating losses each year since its inception. During the 12-month period ended March 31, 1998, the Company incurred a net loss of $90,467 from continuing operations (net of a $62,050 gain from discontinued operations) and, at the end of such period, had an accumulated deficit of $17,001,283. The Company expects to continue to incur losses through at least March 31, 2000. From the date of inception (May 6, 1993) through March 31, 1998, the Company had realized
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revenues of only $306,722 (net of realized revenues from discontinued operations of $10,800,893). The report of the independent accountants covering the Company's financial statements for the year ended March 31, 1998 expresses substantial doubt about its ability to continue as a going concern because it is a development stage company and has not yet been able to generate significant revenues or attract outside financing. There can be no assurance that the Company will be able to attract significant outside financing on terms acceptable to the Company or that the Company will achieve profitable operations. If the Company is unable to attract such financing or achieve profitable operations, it may be forced to cease or significantly limit its operations. The Company may never generate substantial operating revenue or achieve profitability. The Company's ability to generate revenue from operations and achieve profitability is dependent upon successful commercialization of the Tracker(TM) System and the Company's successful transition from a development stage company to a fully operating company.

EARLY STAGE OF COMPANY

As noted above, the Company is a development stage company and has generated only modest sales. The Company's operations and resulting cash flows are subject to all of the risks inherent in an emerging business enterprise. To achieve significant revenues and profitable operations on a continuing basis, the Company must successfully market, sell its products and services and operate its business. There can be no assurance that the Company will be able to do so. In addition, although the Company has been generating ongoing revenues since December 31, 1995, there can be no assurance that sales made by the Company will be at volumes and prices sufficient for the Company to achieve profitable operations.

CREDITOR CLAIMS

Pending the successful completion of the Offering, the Company anticipates that it will enter into agreements with its major creditors in which the Company settles approximately $650,000 in unsecured claims for not more than 30 cents on the dollar (i.e., approximately $200,000) or enters into installment payment arrangements providing for the full payment of such claims over a four-year term. If the Company is unable to conclude settlements on this basis, the Company will consider liquidating the claims of its creditors (to the extent permitted) by filing for bankruptcy protection and adopting a plan of reorganization under Chapter 11 of the U.S. bankruptcy laws.

RISK OF TECHNOLOGICAL OBSOLESCENCE

There can be no assurance that the Company's competitors and potential competitors will not succeed in developing or marketing technologies and products that will be more accepted in the marketplace than the proposed Tracker(TM) System or that would render the Company's technology obsolete or noncompetitive.

Most of the Company's competitors and potential competitors have substantially greater capital resources, research and development staffs and facilities than the Company. In addition, most of the Company's competitors and potential competitors have substantially greater experience than

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the Company in research and new product development and manufacturing and marketing personal property marking and monitoring systems, identification devices and scanning and retrieval systems.

SOURCES OF SUPPLY; LACK OF FORMAL AGREEMENTS WITH SUPPLIERS

The Company's ability to market, sell and operate The Tracker(TM) System depends in part on its ability to procure necessary goods and services. Although the Company has preliminary understandings or agreements with suppliers, these tend to be informal, may be difficult to enforce, and may be subject to termination. The Company's requirements to date under these understandings or agreements have been low in volume. Although the Company anticipates that its suppliers will be able to meet its future needs, there can be no assurance that the Company's suppliers will be able to meet such needs in periods, if any, of increased volume. Any unavailability of such goods and services on terms favorable to the Company could prevent or delay the development, marketing, sale, operation and effectiveness of The Tracker(TM) System and could have a material adverse effect on the Company's business, operating results and financial condition. There also can be no assurance that the Company will be able to achieve and maintain product quality and reliability when producing the Tracker(TM) System in the quantities required for commercial operations or within a period that will permit the Company to introduce its products in a timely fashion, or that the Company will be able to assemble and manufacture its products at an acceptable cost.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

The Company's success will depend in part on its ability to obtain patent protection for its proposed products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company will rely on a combination of trade secret and trademark laws, nondisclosure and other contractual agreements, and technical measures to protect the confidential information, know-how and proprietary rights relating to its personal property identification and recovery system. In addition, the Company has filed an international patent application pursuant to the Patent Cooperation Treaty for its personal property identification and recovery system. There can be no assurance, however, that these will mature into an issued patent or any patent, trademark or service mark obtained or licensed by the Company will be held valid and enforceable if asserted by the Company against another party. In addition, the above protections may not preclude competitors from developing systems competitive with the Company's system. One patent infringement claim has been filed against the Company, however, the Company, along with Symbol Technologies, Inc. ("Symbol"), is the subject of a lawsuit filed in the United States District Court for the District of Delaware by Datastrip (IOM) Limited ("Datastrip"). Datastrip alleges that the Company is infringing on Datastrip's U.S. Patent No. 4,782,221, relating to certain data-encoding technology allegedly developed by Datastrip and that Symbol is inducing infringement of the patent. The complaint seeks injunctive relief and unspecified damages. The Company and Symbol believe, based on advice of Symbol's counsel, that they have no liability to Datastrip and that the claim is frivolous and without merit. Symbol, the supplier of automated card readers to the Company, has agreed to vigorously defend itself and the Company against Datastrip's claim. Symbol, however, has not agreed to indemnify the Company from any losses that may result from this claim. There can be no assurance, that third parties will not assert infringement claims against the Company in the


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future. The successful assertion of such claims would have a material adverse effect on the Company's business, operating results and financial condition.

      The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire unpatented technologies substantially equivalent to those of the Company. In addition, even if the patent for which the Company has applied are ultimately issued, other parties may hold or receive patents that contain claims covering the Tracker(TM) System and which may delay or prevent the sale of the Tracker(TM) System or require licenses resulting in the payment of fees or royalties by the Company in order for the Company to carry on its business. There can be no assurance that needed or potentially useful licenses will be available in the future on acceptable terms or at all.

       An adverse determination in any litigation, including any litigation commenced by the holder of the patent referred to above, could subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties or prevent the Company from manufacturing, selling or using its proposed products, any of which could have a material adverse effect on the Company's business and prospects.

ABILITY OF THE COMPANY TO OPERATE A LARGE INFORMATION SYSTEMS DATABASE; NO EXPERIENCE OF EXISTING PERSONNEL CONCERNING OPERATING OR MAINTAINING A LARGE DATABASE

      Although the Company does not expect to encounter any difficulty in operating or maintaining a large database, the Company's existing personnel have not previously operated or maintained any other large database and therefore their experience is limited. Although the Company does not expect to encounter any difficulty in operating or maintaining a large database, the Company's existing personnel have not previously operated or maintained any other large database and therefore their experience is limited. To ensure the security and integrity of its databases, the Company uses a combination of program design, technology and Company policies. No security system or procedures are foolproof and many aspects of the Company's operations involve some degree of security risk. Any material breach of security could have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF FUTURE GROWTH

      If the Company is successful in marketing, selling and operating The Tracker(TM) System, its resulting growth will place a strain on the Company's management, operational and financial resources. The Company's ability to achieve profitable operations and to manage future growth will depend upon the Company's ability to implement appropriate operational, financial and accounting systems, to attract and retain highly qualified personnel to manage the future growth of the Company, and to expand, train and manage its employee base. There can be no assurance that the Company will be successful in these respects.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

The success of the Company is dependent in large part upon the ability of the Company to attract and retain key management and operating personnel. Qualified individuals are in high demand


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and are often subject to competing offers. In the future, the Company will also need to add additional skilled personnel in the areas of research and development, sales, marketing and manufacturing. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business. The loss of the services of additional members of the Company's research, manufacturing or management group or the inability to hire additional personnel as needed would likely have a material adverse effect on the Company's business and prospects.

FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

      The Company will require additional funds in order to successfully market and sell its products and services and operate its business. The Company's inability to obtain financing or to raise additional capital, when needed and in amounts and on terms favorable to the Company, could prevent or delay the marketing, sale and operation of the Company's products and services and could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company intends to raise capital through additional borrowings or debt or equity offerings, no assurance can be given that the Company will be able to do so or that the terms of any such offerings will be favorable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its programs designed to facilitate the commercial introduction of the Tracker(TM) System or prevent such commercial introduction altogether.

The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Act.


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